Exhibit 3(i)

CERTIFICATE OF CORRECTION

TO THE

CERTIFICATE OF AMENDMENT

OF

GENERAL ELECTRIC CAPITAL SERVICES, INC.

General Electric Capital Services, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

1. The name of the Corporation is General Electric Capital Services, Inc.

2. A Certificate of Amendment to the Certificate of Incorporation of the Corporation was filed with the Secretary of State of Delaware on July 22, 1999 and said Certificate requires correction as permitted by subsection (f) of Section 103 of the General Corporation Law of the State of Delaware.

3. The inaccuracy or defect of said Certificate of Amendment is that it incorrectly sets forth language regarding the reclassification of the Common Stock of the Corporation in Article FOURTH of the Certificate of Amendment rather than as part of the text of amended Article 4 of the Certificate of Incorporation as set forth in Article FIRST of the Certificate of Amendment.

4. Article FIRST of the Certificate of Amendment is corrected by adding a third sentence to the text quoted in the resolution set forth in Article FIRST as follows:

“The 101 shares, par value $10,000 per share, of Common Stock, which were authorized and outstanding immediately prior to the date hereof, are hereby split at the rate of 10 for 1 into 1,010 shares, par value $1,000 per share, of Common Stock issued and outstanding.”

IN WITNESS WHEREOF, General Electric Capital Services, Inc. has caused this Certificate to be executed this 1st day of April 2008.

GENERAL ELECTRIC CAPITAL SERVICES, INC.

By:	/s/ Craig T. Beazer
Name:	Craig T. Beazer
Title:	Vice President, General Counsel & Secretary